Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of EarthLink, Inc. for the registration of $300,000,000 of 8.875% Senior Notes due 2019 and to the incorporation by reference therein of our reports dated March 1, 2011 (except Note 4 and Note 20, as to which the date is June 16, 2011), with respect to the consolidated financial statements of EarthLink, Inc., and the effectiveness of internal control over financial reporting of EarthLink, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2010, and its Current Report (Form 8-K) dated June 16, 2011, each filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia
June 16, 2011